Exhibit 32

     Charles L. Smith and David A. Anderson, being the Chief Executive Officer and Chief Financial Officer, respectively, of ThermoView Industries, Inc., hereby certify as of this 22nd day of August, 2005, that the Form 10-Q for the Quarter ended June 30, 2005, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of ThermoView Industries, Inc.

By: /s/ Charles L. Smith
Charles L. Smith,
Chief Executive Officer

By: /s/ David A. Anderson
David A. Anderson,
Chief Financial Officer